Exhibit (5)(b)

AXA EQUITABLE LIFE INSURANCE COMPANY

ENDORSEMENT APPLICABLE TO

THE NON-QUALIFIED [INCOME EDGE] PAYMENT PROGRAM

All provisions of the Non-Qualified [Income Edge] Payment Program (“[Income Edge]”) are subject to the terms and conditions contained in the “Endorsement Applicable to Non-Qualified Contracts” unless otherwise specified herein. The terms and conditions of this Endorsement become applicable on the “[Income Edge] Effective Date” as defined below in Section 7.09A, if you elect [Income Edge] payments.

In this Endorsement, “we”, “our” and “us” mean AXA Equitable Life Insurance Company and “you and “your” mean the Owner or the “Applicable Individual” as such term is described in Section 7.09C of this Endorsement, whichever is applicable. Where any of the terms and conditions of Section 7.09 modify a provision of the Contract under the “Endorsement Applicable to Non-Qualified Contracts,” we so indicate below.

The following section is added to the end of Part VII, ANNUITY BENEFITS, of your Contract: SECTION 7.09, NON-QUALIFIED [INCOME EDGE] PAYMENT PROGRAM (“[INCOME EDGE]”). The election of [Income Edge] under Section 7.09 constitutes an alternate annuity benefit under “other form of benefit payment we offer” in Section 7.01 of the Contract. Payments under [Income Edge] will vary based on your Annuity Account Value as determined on the [Income Edge] Effective Date and each [Income Edge] Anniversary Date, as described in Section 7.09E below and any withdrawals you make under the Contract.

SECTION 7.09, [INCOME EDGE] - Overview

If you elect [Income Edge] described herein, we will make payments based on 1) the amount applied and 2) the payment period and frequency requested according to the formula described in Section 7.09E. When you elect [Income Edge], you must meet the age and Annuity Account Value requirements described below. The Annuity Account Value will be depleted by the end of the payment period described below in Section 7.09D. This payment program is a form of annuity payout which is non-life contingent and provides you the right to make withdrawals in addition to the [Income Edge] scheduled payments which are variable and not guaranteed.

7.09A: Definitions Applicable to [Income Edge]

[Income Edge] Effective Date: “[Income Edge] Effective Date” means the Transaction Date on which we receive your election to begin payments under [Income Edge].

[Income Edge] Payment Start Date: “[Income Edge] Payment Start Date” means the first date a payment is processed under [Income Edge].

Annual Payout Period: “Annual Payout Period” means the twelve month period beginning on the [Income Edge] Effective Date and each twelve month period after that.

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[Income Edge] Anniversary Date: “[Income Edge] Anniversary Date” means the last day of the Annual Payout Period. For purposes of any transaction, including the deduction of a charge, provided under the terms and conditions of this Endorsement which occur on an [Income Edge] Anniversary Date, if the [Income Edge] Anniversary Date is on a non-Business Day, then the Transaction Date for such transaction will be the Business Day immediately preceding the [Income Edge] Anniversary Date.

7.09B: Minimum Annuity Account Value to be Applied to the [Income Edge]: The minimum Annuity Account Value to be applied to the [Income Edge] is [$25,000.00] on the [Income Edge] Effective Date. This minimum Annuity Account Value does not apply in the first Contract Year. The minimum payment for monthly and quarterly frequencies in the first Annual Payout Period is [$250.00]. In order to elect [Income Edge], on the [Income Edge] Effective Date your Annuity Account Value must be greater than your “Cost Basis” according to our records. “Cost Basis” refers to your initial amount applied to purchase the Contract or, in the case of a Contract purchased in a 1035 exchange, the amount carried over from the predecessor contract (as reported to us by the previous insurance carrier) plus or minus any subsequent adjustments. Your cost basis is also referred to as your “investment in the Contract.”

7.09C: Choices of [Income Edge] Payout: The choices of the [Income Edge] Program are (1) Single Election and (2) Joint Election. We use an Applicable Individual’s age only to determine the maximum [Income Edge] payment period as of the [Income Edge] Effective Date. The [Income Edge] payout is not life contingent.

7.09C(1): Single Election means the payment period is determined by the age of one person referred herein to as the “Applicable Individual.” On the [Income Edge] Effective Date, the Applicable Individual must be at least age 59  1/2 but not older than age [85]. If your Contract is jointly owned and you choose a Single Election, the other Owner is not subject to these age requirements.

7.09C(2): Joint Election means the payment period is determined by the age of the younger of two individuals referred to here as the “Applicable Individuals.” On the [Income Edge] Effective Date, both individuals must be at least age 59  1/2 and neither may be older than age [85].

If you wish to make a Joint Election and your Contract has one individual Owner or is a Non-Natural Owner Contract with a single Annuitant, you may add an individual to the Contract as shown in Attachment A, provided that the individual meets the age requirements in the previous paragraph. The individual added need not be your spouse. This provision amends Section 1.15A of the Endorsement Applicable to Non-Qualified Contracts.

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7.09D: Determining the Payment Period for the [Income Edge]

The maximum payment period under the [Income Edge] will vary based on your payment choice election as follows.

Single Election: If you make a Single Election, the maximum payment period for your Contract is Age [95] minus the age of the Applicable Individual. (payment period = [95] – age).

Joint Election: If you make a Joint Election, the maximum payment period for your Contract is Age [100] minus the age of the Applicable Individual. (payment period = [100] – age).

A shorter payment period may be elected for either option, however, the payment period elected may not be less than [15] years. If, due to your age, your payment period would be less than [15] years, you must elect the maximum payment period.

7.09E: Determining the Payment Amount for [Income Edge]

If a Charge for Taxes applies in your jurisdiction as described in Section 8.06 of the Contract, such amount will be deducted before determining you initial payment amount.

The payment period is first determined on the [Income Edge] Effective Date. On the first day of each subsequent Annual Payout Period, the remaining payment period is reduced by 1.

The formula for determining the payment amount in each Annual Payout Period is as follows:

Annuity Account Value as of the [Income Edge] Effective Date and subsequently on each [Income Edge] Anniversary Date	=	Payment Amount for the Annual Payout Period
Payment Period as of the [Income Edge] Effective Date minus number of years elapsed since the [Income Edge] Effective Date *

*	Note that the denominator cannot be less than 1.

The payment amount for the Annual Payout Period is divided by the number of modal payments depending on which payment frequency is elected. Payments may begin on the [Income Edge] Effective Date or any subsequent date that is no more than one payment mode later. Subsequent payments will be on the same day of the month as the initial payment. If such day is not a Business Day, payment will be made on the following Business Day.

If on any scheduled payment date, the Annuity Account Value is less than or equal to the scheduled payment amount, the Annuity Account Value will be paid and the Contract will terminate. In the last Annual Payout Period, if the Annuity Account Value on the last scheduled payment date is more than the scheduled payment amount, the remaining Annuity Account Value will be paid. This provision supersedes any Termination Provision to the contrary.

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7.09F: Terms and Conditions of the [Income Edge]

1)	Once payments begin, they may not be terminated until amounts under the Contract are depleted.

2)	On and after the [Income Edge] Effective Date, no traditional or alternate form of annuity benefit described in Part VII may be elected. Once you elect [Income Edge], you may not assign or change ownership of this Contract. This provision modifies Section 9.06 of the Contract.

3)	Payments will be made on a pro-rata basis from the Variable Investment Options.

4)	Contributions are not permitted beginning on the [Income Edge] Effective Date. (See section 3.01. of the Contract.)

5)	You may take withdrawals in addition to scheduled payments under [Income Edge] from your Contract during the payment period. (See Section 5.01 of the Contract.)

6)	You may commute this Contract for its Cash Value once payments begin. (See Section 5.02 of the Contract.)

7)	[[Income Edge] payments are not subject to Withdrawal Charges. Such payments do not reduce Contributions in the Contract that are subject to Withdrawal Charges. (See Section 8.01 of the Contract.)

8)	[Income Edge] payments reduce your Free Withdrawal Amount. (See Section 8.01 of the Contract.)]

7.09G: Payment Upon Death under the [Income Edge] Program

This Section of this Endorsement modifies Part VI, “Payment Upon Death” of the Endorsement Applicable to Non-Qualified Contracts as follows:

After the [Income Edge] Effective Date, the following terms and conditions are applicable under your Contract:

1)	Under a Joint Election [Income Edge], the surviving Joint Owner, successor Owner or Joint Annuitant, as applicable, is the Beneficiary and supersedes any inconsistent Beneficiary designation. The Joint Owner, successor Owner or Joint Annuitant, as applicable, will be treated as the designated Beneficiary.

2)	If you add a Joint Annuitant or successor Owner under the Contract as of the [Income Edge] Effective Date and you die on or before the [Income Edge] Payment Start Date, the Joint Annuitant or successor Owner, as applicable, supersedes any inconsistent Beneficiary designation and will be treated as the designated Beneficiary (see Section 6.01 of the Contract.). The Joint Annuitant or successor Owner, as applicable, has no ownership rights while the Owner is alive. If the Joint Annuitant or successor Owner, as applicable, is not your spouse and you die before the [Income Edge] Payment Start Date, then we will make payments in accordance with Part VI of the “Endorsement Applicable to Non-Qualified Contracts” instead of the provisions of this subsection.

3)	Spousal Continuation and the Beneficiary Continuation Option are not an eligible Death Benefit options under the [Income Edge].

4)	After the death of the Applicable Individual, [Income Edge] scheduled payments will continue to the Beneficiary at least as rapidly as before and the Annuity Account Value must be depleted by the end of the payment period that was established on the [Income Edge] Effective Date.

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5)	The Beneficiary may elect alternatively to withdraw amounts under the Contract in a lump sum and commute [Income Edge]. The commuted value will equal the Annuity Account Value on the Payment Transaction Date described in Section 6.02 of the Contract.

6)	Where you have named multiple Beneficiaries, the Annuity Account Value on the first Beneficiary Transaction Date will be divided into shares described in Section 6.01. The proportionate shares of payments will continue to be made to each Beneficiary for the remaining payment period; however each Beneficiary is eligible to commute the Beneficiary’s share of the [Income Edge] and receive instead a share of the Annuity Account Value in a lump sum. The [Income Edge] Effective Date Anniversary remains the same for each Beneficiary electing to continue the [Income Edge].

7)	Payments under [Income Edge] may continue to successive Beneficiaries until the Annuity Account Value falls to zero including through lump sum commutation described above.

AXA EQUITABLE LIFE INSURANCE COMPANY

[	[

Mark Pearson,	Karen Field Hazin, Vice President,
Chairman of the Board and Chief Executive Officer ]	Secretary and Associate General Counsel ]

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Attachment A – Contract Structure Upon the [Income Edge] Effective Date

This table shows your options for Contract restructuring when electing [Income Edge].

Depending on how the your Contract is structured at issue, the individuals used to determine the payout are as follows:

	Original Contract Structure	Contract structure after [Income Edge] Effective Date
1.	Individual Owner / Individual Annuitant OR Individual Owner / Joint Annuitants

1)       Single Election = No change to the original contract structure (Default payout)

A.      The Applicable Individual is the owner.

B.      Maximum payment period is determined by the age of the owner.

2)       Joint Election = Add a successor Owner (spouse or non-spouse) as part of the [Income Edge] election.

A.      The successor Owner must be at least age 59 1/2 and not older than [85].

B.      The maximum payment period is determined by the age of the younger of the Owner or successor Owner.

C.      Joint Ownership rights cannot be given to the successor Owner. Any change of Owner to add a Joint Owner must be done as a separate transaction.

D.      The successor Owner supersedes any beneficiary designation.

2.	Either spousal or non-spousal: Joint Owners / Individual Annuitant OR Joint Owners / Joint Annuitants

1)       Single Election = No change to the original contract structure.

A.      The owners must decide which of the two owners will be the Applicable Individual. The election will not be in good order if they elect a Single Election payout without designating the Applicable Individual.

2)       Joint Election = No change to the original contract structure. (Default payout)

A.      The Applicable Individual is the younger of the two joint owners.

B.      Maximum payment period is determined by the age of the younger owner.

3.	Non-natural Owner / Individual Annuitant

1)       Single Election = No change to the original contract structure (Default payout)

A.      The Applicable Individual is the Annuitant.

B.      Maximum payment period is determined by the age of the Annuitant.

2)       Joint Election = Add a Joint Annuitant (spouse or non-spouse) as part of the [Income Edge] election.

A.      The Joint Annuitant must be at least age 59 1/2 and not older than [85].

B.      The maximum payment period is determined by the age of the younger of the two joint annuitants.

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4.	Non-natural Owner / Joint Annuitants

1)       Single Election = No change to the original contract structure.

A.      The owner must decide which of the two annuitants will be the Applicable Individual. The election will not be in good order if a Single Election payout is elected without designating an Applicable Individual.

2)       Joint Election = No change to the original contract structure. (Default payout)

A.      The Applicable Individual is the younger of the two joint annuitants.

B.      Maximum payment period is determined by the age of the younger annuitant.

5.

For Non-natural Owner Contracts:

1)       Eligible Non-natural Owners: The only Non-natural Owner Contract eligible to elect this feature is an annuity contract held by a trust or other entity as a mere agent or nominee for an individual, for example, where the trustee’s ownership interest is nominal compared to the individual sole beneficiary, or the trustee has limited discretion and the individual sole beneficial owner effectively exercises all ownership rights.

2)       Ineligible Non-natural Owners – The following Non-natural Owner Contracts are not eligible to elect this feature:

A.      Charitable Remainder Trusts (CRTs).

B.      Annuity Contract held by a custodian account for the benefit of a minor under the Uniform Gifts or Transfers to Minors Act.

C.      Annuity Contract held under a Plan described in Section 403 of the Internal Revenue Code.

D.      Annuity Contract held by an employer until final payout of annuity contract resulting from an I.R.C. Section 401(a) qualified plan termination, under I.R.C. Section 72(u)(3)(D).

E.      Any other Non-natural owner contract not listed in the eligible section above.

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